Exhibit 99.1

Digi International Sells Etherios

West Monroe Partners Acquires Salesforce.com CRM Consulting Business

MINNETONKA, Minn., Oct. 26, 2015 — Digi International®, (NASDAQ: DGII, www.digi.com), a leading global provider of mission-critical machine-to-machine (M2M) and IoT connectivity products and services, today announced the sale of Etherios, a leading Salesforce implementation partner. West Monroe Partners, a full-service North American business and technology consultancy, purchased Etherios for US$9 million in cash payable US$4 million at closing, US$3 million on the first anniversary of closing and US$2 million on the second anniversary of closing.

Etherios is a professional services firm and Salesforce Platinum Partner focused on delivering cloud-based sales excellence solutions specifically tailored for the Salesforce platform. The divestiture of Etherios allows Digi International to improve its focus on providing highly reliable machine connectivity solutions for business-critical and mission-critical application environments. By joining West Monroe Partners, Etherios will be better positioned to pursue an optimal strategic path.

“This is a positive move by both companies. West Monroe gains an award-winning consultancy recognized for its Salesforce-specific expertise, while Digi reinforces its focus on the market opportunity for M2M and Internet of Things connectivity solutions,” said Ron Konezny, president and chief executive officer, Digi International.

Digi International will file an 8K with the SEC and more information will be provided during Digi International’s fiscal fourth quarter and full year 2015 financial results conference call taking place Thursday, October 29, 2015, at 5:00 p.m. ET.

About Digi International

Digi International (NASDAQ: DGII) is a leading global provider of mission-critical machine-to-machine (M2M) and Internet of Things (IoT) connectivity products and services. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security, relentless reliability and bulletproof performance. Founded in 1985, we’ve helped our customers connect over 100 million things, and growing. For more information, visit Digi’s website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Media Contact:

Jeff Liebl

Vice President, Chief Marketing Officer

Digi International

952-912-3053

jeff.liebl@digi.com

Investor Contact:

Mike Goergen

Senior Vice President, Chief Financial Officer and Treasurer

Digi International

952-912-3737

mike.goergen@digi.com